Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-213988, 333-218482, 333-224864, 333-232759, 333-235876, and 333-236062), Form S-3 (Nos. 333-221264, 333-227160, 333-259301, and 333-259303), and Form S-1 (333-229142, 333-232276, and 333-236327) of ReShape Lifesciences Inc. of our report dated April 17, 2023, relating to the consolidated financial statements of ReShape Lifesciences Inc., appearing in this Annual Report on Form 10-K of ReShape Lifesciences Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Irvine, California

April 17, 2023